Exhibit 99.2

Vincent Palagiano

Good morning, everyone, and welcome. Thank you for joining us this morning to review our June quarter results.

Joining me today is our President and Chief Operating Officer, Michael Devine along with Ken Mahon, our Chief Financial Officer. I will begin by reviewing the quarter highlights. And afterwards, Ken will review the financial results in detail.

Once again, I am pleased to report another strong quarter. Our single-minded focus on multi-family lending and our exceptional deposit gathering capability remain the primary reason for our continued success. Our strengths are in the high levels of internally generated capital and when you combine this with Dime’s extraordinary low operating overhead ratio, prudent underwriting practices and excellent credit quality, it’s no surprise that our company produces returns on equity of 18.5% and returns on assets of 1.6%.

This quarter, the Company reported earnings per share of 51 cents, an increase of 8 cents over last year, but 4 cents below last quarter.  Net income declined sequentially by approximately a million dollars to 12.6 million, while tangible equity grew by about 5 million dollars.  Our tangible equity ratio is now about 7 percent.

We were once again pleased to announce our 25th consecutive quarterly cash dividend, a 21% increase over the previous quarterly dividend rate. As we looked out into the future and modeled various economic scenarios, we found that the Company’s ability to generate new capital under many conditions would support this generous, and sustainable dividend increase.

Deposits continued to grow, by 14% annualized last quarter, which included core deposit growth of 34%.  As I said in our last conference call when many of you noticed that our core deposit percentage had declined, we were a little early to the market with trying to extend short-term deposits to CD’s.  That’s been corrected, and our core deposit percentage is back up to 56%.

We had our 3rd highest quarter ever in loan originations at 223 million dollars, and in this quarter upcoming, we hope to break our all-time record of 275 million.  Today, there are over 292 million dollars of loan commitments in the pipeline.

Furthermore, I’m pleased to report that the market response to our Fannie Mae product has been very positive.  61 of our 292 million dollar pipeline is earmarked for the Fannie Mae program. Mortgage refinancings and new loan applications are keeping our staff busier than ever, yet as low rate assets are going on the books in increasing volumes we are beginning to see an impact on our core revenue.  Prepayment fee income helps to offset this a little.  Prepayment fee income added about 5 cents to earnings per share this quarter, compared to 6 cents last quarter.  Prepayment fee income is recorded on the financial statements as part of non-interest income, and so our net interest margin includes only the actual yield that we’re receiving on loan coupons.

Excluding prepayment fee income, Earnings per Share was 46 cents for the June quarter, down about 3 cents from last quarter.

Some of you may know that we made a recent policy change in our lending.  Because rates are at historic lows, we’ve added more discipline to our pricing, capturing more of each prepayment fee due on loan refinances.  While we are pleased to be able to offer our borrowers a significant long-term benefit from refinancing at these historically low rates and offer them more cash in the process, we feel that the Bank, in return, should receive the value it is entitled to for sacrificing a much higher-yielding asset.

Not surprisingly, we have lost very few deals with our new policy.  In fact, we just completed one of the best lending quarters in our history, and also have the largest pipeline of loans waiting to close in our history.

There's been a lot of research released about the multifamily sector over the past few months, so today we're going to tell you how it's going from our perspective in the market.

This is a very unique time in our long history in multifamily lending.  As many of you know, I've been in the business since the 1970's, but I've never seen anything that can compare to this.  This quarter, loan originations exceeded 223 million dollars, a 56% increase over the same quarter last year.  106 million dollars of originations, or 48%, were refinances from our own portfolio.  We booked 2.1 million dollars in prepayment fee income this quarter.  I'll remind you again that at our Company, prepayment fees are recorded as fee income, not interest income.

Nor in my 33 years at the Bank have I ever seen credit quality this outstanding.  Nonperforming loans represent a mere 5 basis points of total loans.  There are no foreclosures, and charge-offs of 28 thousand dollars in the quarter are attributable mainly to our consumer loan portfolio.

As events unfolded around us this quarter, our big news is the success we're finding with the Fannie Mae program, and the new business we've received as a result and the historically high level of lending activity in the multifamily market.

I’d like to remind you that for us, Fannie Mae loans are simply an additional way to give our customers the loan terms and prices that they want so that they don’t have to go elsewhere for loans that we wouldn’t normally make. In order to retain these customers and gain new customers, we turned to Fannie Mae to provide us with an outlet to originate these loans.

Because of the time lag from commitment to closing, we sold only 7 million dollars of loans to Fannie Mae last quarter, but there is an additional 61 million of Fannie Mae eligible loans expected to close by the end of the 3rd Quarter, and we expect to come close to filling our initial 200 million dollar commitment by then.  This will put us about 9 months ahead of our commitment schedule.  It's been a terrific and timely addition to our business model.

We're beginning to see many of the benefits we expected from our Fannie Mae partnership.

For example, we've expanded the number of customers with whom we do business.  Of the 38 existing commitments, 54% represent brand new customers. 64% of the commitments represent new money.  The commitments are spread across 13 different brokers.  We’ve also received new business from 10 first-time brokers this quarter directly stemming from the program.

It's also been of benefit to our interest rate risk management.  We're now able to hold onto customer relationships by offering the best 7- and 10-year rates in the marketplace, at historically low rates, and yet we don't have to portfolio these loans.  To show you how important this is, of the 38 existing commitments, 30 of them are 7- and 10-year and 15-year loans.  Based on how rates have moved, if we had committed to these rates for Dime's portfolio 4 weeks ago, the loans would already be underwater before they even closed - and we'd find ourselves putting below-market rate loans on the books for another 6 weeks.

Just as important, but less talked about, has been the dramatic rise in the 5- and 10-year Treasury rates over the past 2 weeks, and the implications that holds for refinancing volumes over the next several quarters.  The level of refinancing that we experience from our own portfolio, and the rate at which the refinancing occurs, will determine the severity of net interest margin compression.  In a few moments, Ken will give you more detail.

Today's higher rates make refinancing less attractive to borrowers, and holds out some promise that margin compression may not turn out to be as severe over the next 2 or 3 quarters as we might have expected.  Time will tell.

But we know from a long time of experience in the business that things can change pretty rapidly in the bond market, so trying to make a prediction right now  is challenging.  That makes it more and more difficult to provide longer term earnings guidance.  One final but important point is our efficiency ratio. With our success at keeping our expense levels as low as possible, the company’s efficiency ratio is still among the best in the industry both locally and nationally. And our goal is to maintain that distinction as Dime’s highly efficient operation protects our earnings in all market environments.

While the future economic climate is uncertain, we believe that we are well-positioned to execute our business plan - growing our marketshare by attracting low cost deposits and making multifamily loans in the largest such market in the nation -- New York City and its neighboring communities.

On that note, let me turn it over to our Chief Financial Officer.  Ken?

Kenneth Mahon

Thank you, Vinny.

Net Interest Margin for the quarter was down 24 basis points from last quarter to 3.44%.  About half of the margin compression is due to falling loan rates; the other half is due to the 138 million dollar increase in the short-term investment portfolio which we used to temporarily soak up the added liquidity last quarter.  This quarter, the cash flow from the investment portfolio will be reinvested in loans.  For comparison, the average yield on new investments is about 3 1/2%, while the average yield on new multifamily commitments is about 5%.  As Vinny said, we have 292 million dollars in the loan pipeline, of which 61 million are intended for sale to Fannie Mae.  The average portfolio commitment rate is 5.1%.

Part of the earnings compression this quarter was due to the fact that the Company picked up a lot of liquidity during the quarter from deposit flows.  We’ve avoided investing in significant amounts of longer-term assets while rates are so low.  The longer-term loans that we did keep on the books this quarter are readily saleable to Fannie Mae, and our intention is to pull the trigger on the sale when we think the time is appropriate.

As we communicated in today’s press release, Dime still has over 1.4 billion dollars in loans with rates of 6.50% or higher in portfolio.  Just last month borrowers were being quoted a 5-year Fannie Mae rate of 3.64%.  Bond prices lost ground after the last Fed rate cut, so much so that the same 5-year quote today is 4 ½ % - almost a full percent higher.  Because loan closings lag interest rates, the prepayment speed on loans last quarter remained high, at 36% annualized, but below the prior quarter's rate of 42%.  The average rate on loans closed last quarter was about 5.5%, while the average rate on prepayments and amortization was about 7 ½ %.

In the 10-year category, rates in four weeks have jumped from 4.50% to 5.40% - again, almost a full percentage point.

  So we take comfort in having a very flexible balance sheet, with lots of liquidity, and that we operate in still very attractive business markets - New York City multifamily lending and retail banking.

Asset yields are lower now than at any other time in a deregulated environment for banks, we think unsustainably low.  Our leverage capital ratio is now 7% and we continue to generate a lot of new capital, so we’re now looking at when might be the appropriate time to aggressively grow the balance sheet.  We have a great track record with our lending and deposit models, and so, with a high level of capital, growth is now just a matter of timing.

Much of our forecast of future income and business goals depends upon the level of refinancing yet to come.  With $1.4 billion dollars of loans in portfolio having rates 6 ½% or higher, the potential effect on margin remains high.  On the other hand, not every borrower who CAN refinance, will refinance.

That being said, each quarter that goes by brings next year’s picture a little more into focus for us, too.

For example, today we have reason to be a bit more optimistic about the future prospects for net interest margin.

During the quarter the Fed lowered short-term interest rates, and later told the market that lower short-term rates are going to continue for a while.  As a result, as 5- and 10-year bond yields have risen, loan rates are beginning to rise, too.

This bodes well for our Company in two ways: not only will our cost of funds decline – and probably stay low throughout much of next year, but the speed of prepayments may actually begin to slow down – leaving a greater portion of our higher yielding assets untouched.

A steeper yield curve, even a temporary one, is going to be beneficial for the margin.

We can’t predict exactly how that will turn out, but we hope to give you enough information about our balance sheet today so that you can see what we see.

On the deposit side last quarter, we were happy to engineer some contraction in our CD balances.  Because there were limited sensible investment opportunities - from an interest rate risk perspective - we did not compete for CD deposits on the margin, and yet overall deposits still grew by 14% annualized, including core deposit growth of 34%.  Low-cost core deposits represent 56% of total deposits, up from 54% at the end of March.

Like many other banks, it appears to us as well, that this might be the time to forego aggressive asset growth, at least temporarily.

This means that unless we prepay some FHLB advances this quarter and next, we may slow down our deposit growth so that we don’t end up with too much liquidity.  The most efficient way to shrink deposits is to lower deposit rates, which has the added benefit of improving the margin.

As for loans a few weeks ago, we thought that in today's conference call we'd be talking to you about prepayment speeds remaining at 35 - 40%.  But if Treasury rates remain at these levels, or even move higher, we would expect prepayment speeds to drop, easing net interest margin compression.

The Company remains a spread operation, so the traditional way for us to grow revenue is to grow assets.  Because we generate so much new capital each year, carry excess capital already, and are one of the leading multifamily lenders in New York, we’re confident that, at the right time, asset growth will be there for us to grow earnings in line with our long-term target of 12 – 15%.

If conditions are not right to add new assets, and if margins continue to shrink, revenue can be expected to come under pressure temporarily, too.

But as we've said in the past, the fundamental factors that enable this company to outperform its peers remain in place:

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First, we have a balance sheet that is very liquid with a lot of capital, one of the highest levels of internally generated capital in the industry, and a very low level of operating expenses.

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This year we'll generate new capital at a rate of about 25%.  Today's tangible equity ratio is 7%, and continues to grow.

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Second, our main business, multifamily lending, continues to show strength, and through the Fannie Mae partnership, we've broadened our capacity to serve new parts of the market.  Also, credit quality and asset performance remain outstanding.

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Third, we have a proven deposit-gathering model in the biggest savings market in the world.  So when assets grow, we'll continue to fund our growth with deposits.

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Fourth, we have the capital to aggressively repurchase our shares, if we choose, and a high capacity to increase quarterly cash dividends, as you've seen from this week's announcement.

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And, finally, the publicity and market awareness we received from our Fannie Mae partnership has resulted in the biggest pipeline in our history, in both loans for portfolio and loans for sale.  As the Fannie Mae presence grows in the New York region, it’s nice to be in on the ground floor, and because of it, we’re confident that we’ll continue to gain market share.

Just to take a moment to address our capital management.  Our payout ratio is now above 30%, and with the new tax law change, investors can expect cash dividends to continue to play a significant part of our strategy.  We also repurchased about 180,000 shares last quarter, just under 1% of the shares outstanding.  And, as in the past, shareholders can expect us to be more active in repurchasing shares when we feel the Company’s stock price falls out of alignment with the peer group on a relative P/E basis.  At the moment, management has authority to repurchase up to 1.6 million shares, or about 6 ½ % of the outstanding shares.

As you might expect, we’re not yet prepared to extend earnings guidance past 2003.  We feel that by year-end the Company will fall within the $2 to $2.04 range for EPS; that’s unchanged from last quarter.  This will be accomplished in a variety of ways, some through prepayment fee income, some through lower deposits costs, and some through our sale of loans.  In the first half of the year, we didn’t restructure any long-term borrowings, but that may change in the 2nd half of the year.  It will depend, in part, on the level of prepayment fees we receive.  However, even if we do prepay borrowings, we expect to remain within our guidance range of 2 to 2.04.

Since going public in 1996, we’ve been fortunate to be able to set business goals year-by-year with a certain degree of confidence.  In these uncertain times our main goal now is to watch what happens to rates and to loan flows, to keep the balance sheet responsive to the changes we identify, and to respond appropriately when the time comes.

With that, I’ll turn it back over to Vinny for questions.  Operator?